                       Assistant Secretary's Certificate




The undersigned, Karen L. Healy, hereby certifies that she is a duly elected and acting Assistant Secretary of the Nuveen Exchange-Traded Funds and that the following resolution was duly adopted by the Board of Directors at a meeting duly called and held on December 18, 1998, at which meeting a quorum was present and acting throughout, and that such resolution has not been amended, modified or rescinded and remains in full force and effect:


               RESOLVED, that each director or officer of the Fund who may be required to execute any registration statement on Form N-2, or any amendment or amendments thereto, be, and each of them hereby is, authorized to execute a power of attorney appointing Timothy
               R. Schwertfeger, Anthony T. Dean, Alan G. Berkshire, Larry W. Martin, Gifford R. Zimmerman, and Thomas S. Harman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statement, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.



                              /s/ Karen L. Healy
                              -----------------------------------
                              Karen L. Healy, Assistant Secretary


Dated: April 20, 1999